Exhibit (a)(1)(i)

Offer to Purchase for Cash

by

CVS/CAREMARK CORPORATION

of

Up to 150,000,000 Shares of its Common Stock At a Purchase Price of $35.00 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 24, 2007, UNLESS

THE TENDER OFFER IS EXTENDED.

CVS/Caremark Corporation, a Delaware corporation (“CVS/Caremark”, “we”, “us” or the “Company”), invites its stockholders to tender up to 150,000,000 shares of its common stock, $0.01 par value per share, for purchase by the Company at a price of $35.00 per share, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the tender offer). Upon the terms and subject to the conditions of the Offer to Purchase, including the provisions thereof relating to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares validly tendered and not withdrawn. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1.

We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

The shares are listed and traded on the New York Stock Exchange (the “NYSE”) under the trading symbol “CVS”. On March 7, 2007, the last full trading day before the announcement of the tender offer, the last reported sale price of the shares was $31.32 per share. On March 26, 2007, the last reported sale price of the shares was $34.62 per share. You are urged to obtain current market quotations for the shares. See Section 8.

We previously announced that, promptly following the closing of our merger with Caremark, which occurred on March 22, 2007, we would undertake this tender offer. See Section 2 for a description of our rationale for this offer.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS OR THE DEALER MANAGERS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS WILL NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER DUE TO THE FACT THAT THE OFFER PERIOD COINCIDES WITH ONE OF THE COMPANY’S “BLACK-OUT” PERIODS DURING WHICH SALES OF THE COMPANY’S SECURITIES BY INSIDERS IS PROHIBITED.

The Dealer Managers for the Tender Offer are:

Lehman Brothers Inc.	Morgan Stanley

Offer to Purchase dated March 28, 2007

IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the tender offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have your nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to The Bank of New York, the Depositary for the tender offer;

•

if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•

if you are a participant in the 401(K) Plan and Employee Stock Ownership Plan of CVS Corporation and Affiliated Companies or the CareSave 401(k) Retirement Savings Plan (together, the “Savings and Retirement Plans”), the CVS Corporation 1999 Employee Stock Purchase Plan or the CareStock Employee Stock Purchase Plan (together, the “Stock Purchase Plans”), and you wish to tender any of your shares held in any of those plans, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to those plans that are enclosed with this Offer to Purchase for instructions;

•

if you are a participant in our Bank of New York-administered dividend reinvestment and direct purchase/sale plan, BuyDIRECT, and you wish to tender any of your shares held in that plan or you hold shares in our Direct Registration System and you wish to tender any of your shares held in the Direct Registration System, you must indicate this on the Letter of Transmittal and follow the procedures outlined in the Letter of Transmittal; or

•	if you are a holder of vested stock options, you may exercise your options and tender any of the shares issued upon exercise.

If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedure for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date (as defined below) of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE OR SHARES HELD UNDER THE SAVINGS AND RETIREMENT PLANS AND STOCK PURCHASE PLANS, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

Questions and requests for assistance may be directed to Morrow & Co., Inc., the Information Agent for the tender offer, or to Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated, the Dealer Managers for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

We are not making this tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this tender offer to stockholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES

IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS INCORPORATED BY REFERENCE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGERS.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

We are offering to purchase up to 150,000,000 shares of our outstanding common stock.

What will the purchase price for the shares be?

We will pay $35.00 in cash, without interest, for each share of common stock we purchase pursuant to the Offer to Purchase. All shares purchased will be purchased at this price. We will not offer, and we will not pay, different prices to different stockholders in the tender offer.

What will be the form of payment of the purchase price?

If your shares are purchased in the tender offer, you will be paid the purchase price in cash, without interest, for all your shares that we purchase pursuant to the tender offer. We will pay the purchase price promptly after the expiration of the tender offer period. See Section 1.

How many shares will CVS/Caremark purchase?

We will purchase up to 150,000,000 shares in the tender offer, or such lesser number of shares as are properly tendered and not withdrawn. The 150,000,000 shares represent approximately 9.7% of our outstanding common stock as of March 23, 2007, after giving effect to the exchange of all Caremark shares outstanding at the time of the merger. If more than 150,000,000 shares are tendered, all shares tendered will be purchased on a pro rata basis, except for “odd lots” (lots held by owners of fewer than 100 shares), which will be purchased on a priority basis. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1.

How will CVS/Caremark pay for the shares?

We will use our available cash on hand and proceeds from borrowings under our Bridge Credit Facility to purchase shares tendered in the tender offer and to pay all related expenses. See Section 8 and Section 9.

How long do I have to tender my shares?

You may tender your shares until the tender offer expires. The tender offer will expire on April 24, 2007, at 12:00 Midnight, New York City time, unless we extend the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for accepting the tender offer.

Can the tender offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 14.

How will I be notified if CVS/Caremark extends the offer or amends the terms of the tender offer?

We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 14.

What must former registered holders of Caremark stock do in order to participate in the tender offer?

Former registered holders of Caremark stock will receive a GOLD letter of transmittal for exchanging Caremark shares for CVS/Caremark shares in the merger and a GREEN letter of transmittal for tendering shares in the tender offer together with this Offer to Purchase.

The following instructions apply only to former registered holders of Caremark stock:

To Exchange Caremark Stock in the Merger

•

In order to exchange your Caremark stock (for CVS shares and cash in lieu of fractional shares) you must complete the GOLD letter of transmittal and return it in the envelope enclosed with this Offer to Purchase. Please read and follow the instructions on the GOLD letter of transmittal to ensure that your shares of Caremark stock are exchanged. You must complete the GOLD letter of transmittal even if you do not want to participate in the tender offer.

To Participate in the Tender Offer

•	Holders of shares are entitled (but not required) to participate in the tender offer.

•	In order to tender the shares of CVS/Caremark stock you receive in the merger, you must also fill out the GREEN letter of transmittal and return it in the enclosed envelope.

•

You cannot participate in the Offer (with respect to Caremark shares exchangeable in the merger) unless you have also completed the GOLD letter of transmittal. In order to facilitate the processing of both letters of transmittal, we recommend you return both the GOLD and the GREEN letters of transmittal at the same time if you wish to tender any of your CVS/Caremark stock in the tender offer.

•	Please read the instructions on the GREEN letter of transmittal to ensure that your shares of CVS/Caremark stock are properly tendered.

•

As described in this Offer to Purchase, if you tender in the tender offer, the number of your shares accepted in the tender offer may be subject to pro-ration. Any of your shares of CVS/Caremark stock properly tendered in the Offer that are not accepted will be returned to you following the expiration of the tender offer.

What is the purpose of the tender offer?

We previously announced that, promptly following the closing of our merger with Caremark Rx, Inc., we would undertake this tender offer.

Our rationale for this offer can be summarized as follows:

•	It furthers our goal of optimizing the capital structure of the combined company after the merger; and

•	We believe that the repurchase of shares will be accretive to earnings per share, improve return on equity and accelerate earnings per share growth.

In determining the number of shares to purchase in the tender offer, the Board of Directors considered a broad range of factors, including our financial structure, financial condition and dividend policy, operations, competitive position, resources and prospects, the current market prices of our shares, our desire for future financial flexibility, the expected availability and cost of financing, and the attractiveness of the tender offer to our stockholders. The Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the merger.

Based on this review, the Board of Directors has determined that the tender offer is a prudent and an effective way to provide value to our stockholders. In particular, our Board of Directors believes the fixed price tender offer set forth in this Offer to Purchase represents a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer also affords stockholders the option not to participate. In addition, our Board of Directors believes the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

See Item 10, “Certain Information Concerning Us—Recent Developments” for additional information regarding the merger.

Are there any conditions to the tender offer?

Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions, including:

•

No legal action shall have been threatened, pending or taken that challenges or relates to the tender offer or materially and adversely affects our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impairs the contemplated future conduct of our business or our ability to purchase up to 150,000,000 shares in the tender offer.

•

No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

•

No changes in the general political, market, economic or financial conditions in the United States or abroad that could adversely affect our business, condition (financial or otherwise), income, operations or prospects or otherwise materially impairs the contemplated future conduct of our business.

•	No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred.

The tender offer is subject to a number of other conditions described in greater detail in Section 7.

Following the tender offer, will CVS/Caremark continue as a public company?

The completion of the tender offer in accordance with its conditions will not cause CVS/Caremark to be delisted from the New York Stock Exchange or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See Section 2.

How do I tender my shares?

To tender your shares, prior to 12:00 Midnight, New York City time, on April 24, 2007, unless the offer is extended:

•

you must deliver your share certificate(s) (unless you plan to cause the shares to be delivered by book entry transfer to the Depositary’s account at the Depository Trust Company or you deliver shares through CVS/Caremark’s Direct Registration System or CVS/Caremark’s dividend reinvestment and direct purchase/sale plan, BuyDIRECT) and a properly completed and duly executed Letter of

Transmittal to The Bank of New York, the Depositary, at the address appearing on the back cover page of this Offer to Purchase;

•

the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or an agent’s message, in the case of a book-entry transfer; or

•	you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent or the Dealer Managers or your broker for assistance. See Section 1, Section 3 and the instructions to the Letter of Transmittal.

How do participants in the Savings and Retirement Plans and Stock Purchase Plans participate in the tender offer?

Participants in the Savings and Retirement Plans and Stock Purchase Plans may not use the Letter of Transmittal to direct the tender of their shares in those plans but instead must follow the separate Instructions related to those shares. If you are a participant in a Savings and Retirement Plan and wish to have the trustee of the plan tender some or all shares held in the plan, you must complete, execute and return to the trustee the separate election form included in the notice sent to participants. If you are a participant in a Stock Purchase Plan and wish to have the agent for the plan tender some or all shares held in the plan, you must complete, execute and return to the agent the separate election form included in the notice sent to the participants. Participants must return these separate elections forms as required by the separate Instructions at least three business days prior to the Expiration Date of the tender offer. Participants are urged to read the separate election forms and related materials carefully. See Section 3.

How do participants in our dividend reinvestment and direct purchase/sale plan, BuyDIRECT, participate in the tender offer?

If you are a participant in BuyDIRECT and wish to tender some or all of the shares held in the plan, you must indicate this on the Letter of Transmittal and follow the procedures outlined in the Letter of Transmittal. See Instruction 12 of the Letter of Transmittal.

How do participants in our Direct Registration System participate in the tender offer?

If you hold shares in uncertificated form through our Direct Registration System and wish to tender some or all of the shares held through our Direct Registration System, you must indicate this on the Letter of Transmittal and follow the procedures outlined in the Letter of Transmittal. See Instruction 12 of the Letter of Transmittal.

How do holders of vested stock options for shares participate in the tender offer?

If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with this tender offer. If you executed a broker-assisted “sell-to-cover” exercise of an option, you will only be able to tender the net shares that you hold after settlement of the exercise and any applicable withholding taxes. If you are a former holder of Caremark Rx, Inc. stock options, please note that you are temporarily “blacked-out” from exercising your stock options while they are being converted to Company stock options. The Company currently expects that the conversion process will be completed during the week of April 2, and former Caremark Rx, Inc. option holders will then be able to participate in the tender offer if they exercise their options.

Can I change my mind after I have tendered shares in the tender offer?

Yes. You may withdraw any shares you have tendered at any time before the expiration of the tender offer, which will occur at 12:00 Midnight, New York City time, on April 24, 2007, unless we extend it. You may withdraw any shares held in the Savings and Retirement Plans or Stock Purchase Plans you have tendered at any time before three business days prior to the expiration of the tender offer, which will be 12:00 Midnight, New York City time, April 19, 2007, unless we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 Midnight, New York City time, on May 22, 2007. See Section 4.

How do I withdraw shares I previously tendered?

You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. Participants in the Savings and Retirement Plans or the Stock Purchase Plans who wish to withdraw their shares must follow the instructions found in the respective letters relating to their plans, sent to them separately. See Section 4.

In what order will you purchase the tendered shares?

We will purchase shares:

•	first, from all stockholders of “odd lots” (persons who own less than 100 shares) who properly tender all of their shares and do not properly withdraw them before the expiration of the tender offer;

•

second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other stockholders who properly tender shares and do not properly withdraw them before the expiration of the tender offer; and

•

third, only if necessary to permit us to purchase up to 150,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the tender offer. See Section 6.

Therefore, we may not purchase all of the shares that you tender.

Has CVS/Caremark or its Board of Directors adopted a position on the tender offer?

Our Board of Directors has approved the tender offer. However, none of the Company, our Board of Directors, or the Dealer Managers makes any recommendation to you as to whether you should tender or refrain from tendering your shares. As we previously disclosed to stockholders in seeking approval of the merger, we are optimistic about the near and long-term business prospects of the combined company. Although we cannot predict the way in which our stock will trade after expiration of the tender offer, it is possible that our stock price will trade above the tender offer price after expiration of the offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Will CVS/Caremark’s directors and executive officers tender shares in the tender offer?

The Company’s directors and executive officers will not tender any of their shares in the tender offer due to the fact that the offer period coincides with one of the Company’s “black-out” periods during which sales of the Company’s securities by insiders is prohibited. See Section 11.

How will the tender offer impact the right of former Caremark stockholders to receive the Caremark special cash dividend?

The tender offer will not affect the right of former Caremark stockholders to receive the Caremark special cash dividend of $7.50 per share of Caremark common stock. If you are a former Caremark stockholder, your choice to tender will not affect your right to receive this special cash dividend.

If I decide not to tender, how will the tender offer affect my shares?

Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the consummation of the tender offer.

When and how will CVS/Caremark pay for the shares I tender?

We will pay the purchase price, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the tender offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What is a recent market price for the shares?

On March 7, 2007, the last full trading day before announcement of the tender offer, the last reported sale price per share on the New York Stock Exchange was $31.32 per share. On March 26, 2007, the last reported sale price per share on the New York Stock Exchange was $34.62 per share. You are urged to obtain current market quotations for the shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares or hold your shares through the Savings and Retirement Plans or Stock Purchase Plans and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, bank or other nominee and your broker tenders shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See Section 5.

Does CVS/Caremark intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?

Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning ten business days after the expiration date of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the tender offer.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a dividend. You should consult your tax advisor regarding the U.S. federal income tax consequences of the tender offer to you. See Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.

Will I have to pay stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Who can I talk to if I have questions?

The Information Agent and the Dealer Managers can help answer your questions. The Information Agent is Morrow & Co., Inc., and the Dealer Managers are Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated. Their contact information is set forth on the back cover page of this Offer to Purchase. Participants in the Savings and Retirement Plans and the Stock Purchase Plans who have questions relating to either plan should contact the relevant party set forth in the documentation relating to such plan sent separately to plan participants.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase, the documents incorporated by reference and the documents to which we refer you contain certain forward-looking information about CVS/Caremark that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may be made directly in this document or may be incorporated into this document by reference to other documents. Representatives of CVS/Caremark may also make forward-looking statements. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will” and similar expressions identify statements that constitute forward-looking statements.

The forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons, including, but not limited to:

•

the revenues and synergies and other benefits from the merger between CVS Corporation and Caremark Rx, Inc. (“Caremark”) may not be realized or may take longer to realize than expected; see Item 10, “Certain Information Concerning Us—Recent Developments” for additional information regarding the merger;

•	the merger between CVS Corporation and Caremark may involve unexpected integration costs;

•	the expected benefits of the merger between CVS Corporation and Caremark may not be achieved;

•	the strength of the economy in general or in the markets served by CVS/Caremark, including changes in consumer purchasing power and spending patterns;

•	risks relating to compliance with, or changes in, government regulation and legislation, including, but not limited to, pharmacy licensing requirements and healthcare reform legislation;

•	risks relating to identification of, and competition for, growth and expansion opportunities;

•	risks related to CVS/Caremark’s ability to attract new customers and retain existing customers;

•	risks relating to exposure to liabilities in excess of insurance;

•

risks relating to adverse developments in the healthcare or pharmaceutical industry generally, including, but not limited to, developments in any investigation related to the pharmaceutical industry that may be conducted by governmental authorities;

•	risks relating to adverse resolution of existing or future lawsuits or investigations or regulatory developments; and

•	other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements of the combined company.

In addition, please refer to our Annual Report on Form 10-K for the year ended December 30, 2006, and Caremark’s Annual Report on Form 10-K for the year ended December 31, 2006, including Item 1A, “Risk Factors”, in each such report, as well as our other filings with the Commission, for a more detailed discussion of these risks and uncertainties and other factors. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely impact the Company. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company’s forward-looking statements.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, $0.01 par value per share, for purchase by us. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, we are offering to purchase up to 150,000,000 shares at a price of $35.00 per share, without interest.

The tender offer will expire at 12:00 Midnight, New York City time, on April 24, 2007, unless extended (such date and time, as the same may be extended, the “Expiration Date”). We may, in our sole discretion, extend the period of time in which the offer will remain open.

All shares acquired in the tender offer will be acquired at the same purchase price. Upon the terms and subject to the conditions of the Offer to Purchase, including the provisions thereof relating to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares validly tendered and not withdrawn. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1.

We previously announced that, promptly following the closing of our merger with Caremark, we would undertake this tender offer.

Our rationale for this offer can be summarized as follows:

•	It furthers our goal of optimizing the capital structure of the combined company after the merger; and

•	We believe that the repurchase of shares will be accretive to earnings per share, improve return on equity and accelerate earnings per share growth.

In determining the number of shares to purchase in the tender offer, the Board of Directors considered a broad range of factors, including our financial structure, financial condition and dividend policy, operation, competitive position, resources and prospects, the current market prices of our shares, our desire for future financial flexibility, the expected availability and cost of financing, and the attractiveness of the tender offer to our stockholders. The Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the merger.

Based on this review, the Board of Directors has determined that the tender offer is a prudent and an effective way to provide value to our stockholders. In particular, our Board of Directors believes the fixed price tender offer set forth in this Offer to Purchase represents a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and our future results. In addition, our Board of Directors believes the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

See Item 10, “Certain Information Concerning Us—Recent Developments” for additional information regarding the merger.

Tendering stockholders will not be obligated to pay brokerage commissions or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the tender offer. If you hold your shares through a broker, bank or other nominee and your broker tenders shares on your behalf, your broker may charge you a fee for doing so.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS OR THE DEALER MANAGERS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS WILL NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER DUE TO THE FACT THAT THE OFFER PERIOD COINCIDES WITH ONE OF THE COMPANY’S “BLACK-OUT” PERIODS DURING WHICH SALES OF THE COMPANY’S SECURITIES BY INSIDERS IS PROHIBITED.

If, at the Expiration Date more than 150,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares in the following order of priority:

•	first, from all holders of “odd lots” (holders of fewer than 100 shares) who properly tender all their shares and do not properly withdraw them before the Expiration Date;

•	second, on a pro rata basis from all other stockholders who properly tender shares, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•

third, only if necessary to permit us to purchase 150,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, we may not purchase all of the shares tendered pursuant to the tender offer. See Section 1, Section 5 and Section 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

We will pay the purchase price, without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the related Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the holder or other payee pursuant to the tender offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.

Participants in our Savings and Retirement Plans and the Stock Purchase Plans may not use the Letter of Transmittal to direct the tender of their shares in those plans but instead must follow the separate Instructions related to those shares. Stockholders who are participants in a Savings and Retirement Plan may instruct the trustee as set forth in the letter relating to their plan to tender some or all of the shares attributed to the participant’s account. Stockholders who are participants in a Stock Purchase Plan may instruct the agent for the

Stock Purchase Plan, as set forth in the letter relating to their plan, to tender some or all of the shares held in the participant’s account under the Stock Purchase Plan. If the trustee or agent for the related plan has not received a participant’s instructions at least three business days prior to the Expiration Date of the tender offer, the trustee or agent may not tender any shares held on behalf of that participant.

Stockholders who are participants in BuyDIRECT may tender some or all of the shares attributed to such stockholder’s account under BuyDIRECT.

Stockholders who hold shares through the Direct Registration System (“DRS”) may tender some or all of the shares attributed to such stockholder’s account in the DRS.

In addition, holders of vested but unexercised stock options outstanding under our incentive plans (collectively, the “Stock Option Plans”) may exercise such options and tender some or all of the shares issued upon such exercise.

Stockholders who are participants in employee benefit plans not affiliated with us that hold shares of CVS/Caremark common stock may tender some or all of such shares as provided herein generally, subject to the provisions of such plans.

As of March 23, 2007, we had issued and outstanding 1,541,260,791 shares, after giving effect to the exchange of all Caremark shares outstanding at the time of the merger. The 150,000,000 shares that we are offering to purchase represent approximately 9.7% of the shares then outstanding. The shares are listed and traded on the NYSE. On March 7, 2007, the last full trading day before the announcement of the tender offer, the last reported sale price of the shares was $31.32 per share. On March 26, 2007, the last reported sale price of the shares was $34.62 per share. See Section 8. Stockholders are urged to obtain current market quotations for the shares.

THE TENDER OFFER

1. Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the tender offer, we will purchase 150,000,000 shares of our common stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the tender offer, at a price of $35.00 per share, without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements.

If the tender offer is over-subscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date.

If we

•	increase or decrease the price to be paid per share,

•	increase the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares, or

•	decrease the number of shares being sought, and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made or, in the case of shares delivered by the Direct Registration System or BuyDIRECT, credited to the tendering stockholder’s account, at our expense promptly following the Expiration Date.

If the number of shares properly tendered and not properly withdrawn prior to the Expiration Date is less than or equal to 150,000,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered.

Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if more than 150,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) have been properly tendered and not properly withdrawn, we will purchase properly tendered shares on the basis set forth below:

•	first, we will purchase all shares tendered by all holders of “odd lots” (as defined below) who:

(1) tender all shares owned beneficially or of record (partial tenders will not qualify for this preference); and

(2) complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•

second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•

third, only if necessary to permit us to purchase 150,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, all of the shares that a stockholder tenders in the tender offer may not be purchased. It is also possible that none of the shares conditionally tendered will be purchased.

Odd Lots. The term “odd lots” means all shares tendered by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lots holder must tender all shares owned in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of the stockholder’s shares pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until five to seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Stockholders may obtain preliminary proration information from the Information Agent or the Dealer Managers and may be able to obtain such information from their brokers.

As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer.

We previously announced that, promptly following the closing of our merger with Caremark Rx, Inc., we would undertake this tender offer.

Our rationale for this offer can be summarized as follows:

•	It furthers our goal of optimizing the capital structure of the combined company after the merger; and

•	We believe that the repurchase of shares will be accretive to earnings per share, improve return on equity and accelerate earnings per share growth.

In determining the number of shares to purchase in the tender offer, the Board of Directors considered a broad range of factors, including our financial structure, financial condition and dividend policy, operation, competitive position, resources and prospects, the current market prices of our shares, our desire for future financial flexibility, the expected availability and cost of financing, and the attractiveness of the tender offer to our stockholders. The Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the merger.

Based on this review, the Board of Directors has determined that the tender offer is a prudent and an effective way to provide value to our stockholders. In particular, our Board of Directors believes the fixed price tender offer set forth in this Offer to Purchase represents a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer also affords stockholders the option not to participate. In addition, our Board of Directors believes the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

See Item 10, “Certain Information Concerning Us—Recent Developments” for additional information regarding the merger.

Our Board of Directors has approved the tender offer. However, none of the Company, our Board of Directors, or the Dealer Managers makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal. The Company’s directors and executive officers will not tender any of their shares in the tender offer due to the fact that the offer period coincides with one of the Company’s “black-out” periods during which sales of the Company’s securities by insiders is prohibited. See Section 11.

Certain Effects of the Tender Offer. The tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of our stockholders. As of March 23, 2007, we had issued and outstanding 1,541,260,791 shares, after giving effect to the exchange of all Caremark shares outstanding at the time of the merger. The 150,000,000 shares that we are offering to purchase pursuant to the tender offer represent approximately 9.7% of the shares outstanding as of that date. Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

Based on the published guidelines of the NYSE and the conditions of the tender offer, our purchase of 150,000,000 shares pursuant to the tender offer will not result in delisting of the remaining shares on the NYSE. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The tender offer is conditioned upon our having determined that the consummation of the tender offer will not cause the shares to be delisted from the NYSE or eligible for deregistration under the Exchange Act.

Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in the Company.

We currently intend to cancel and retire shares purchased pursuant to the tender offer. Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law or the rules of the NYSE. We have no current plans for the issuance of shares purchased in this tender offer.

We may, in the future, decide to purchase shares. Any such purchases may be on the same terms as, or on terms which are more or less favorable to stockholders than, the terms of the tender offer. Rule 13e-4 under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the Expiration Date.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the repurchase of shares pursuant to the tender offer, the shares will continue to be margin securities for purposes of the Federal Reserve Board’s margin regulations.

We will borrow a significant amount of cash under our Bridge Credit Facility to pay for the tendered shares and related expenses. Depending on the amount of shares tendered, we currently estimate our borrowings to finance the purchase of the tendered shares under our Bridge Credit Facility will be approximately $5,250,000,000.

Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;

•	any material change in our indebtedness or our capitalization;

•

any change in our present board of directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities ceasing to be authorized to be quoted on the NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than purchases pursuant to outstanding options to purchase shares and outstanding restricted stock awards granted to certain employees (including directors and officers); or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be tendered properly pursuant to the tender offer:

•

the certificates for the shares (unless shares are delivered through our Direct Registration System or our dividend reinvestment and direct purchase/sale plan, BuyDIRECT), or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before 12:00 Midnight, New York City time, in each case by the Expiration Date by the Depositary at its address set forth on the back cover page of this document; or

•	the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility, as defined below), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THEIR BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF STOCKHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS.

Odd lot holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares at The Depository Trust Company (referred to as the “Book-Entry Transfer Facility”) for purposes of the tender offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Former Registered Holders of Caremark Stock. Former registered holders of Caremark stock will receive a GOLD letter of transmittal for exchanging Caremark shares for CVS/Caremark shares in the merger and a GREEN letter of transmittal for tendering shares in the tender offer together with this Offer to Purchase.

The following instructions apply only to former registered holders of Caremark stock:

To Exchange Caremark Stock in the Merger

•

In order to exchange your Caremark stock (for CVS shares and cash in lieu of fractional shares) you must complete the GOLD letter of transmittal and return it in the envelope enclosed with this Offer to Purchase. Please read and follow the instructions on the GOLD letter of transmittal to ensure that your shares of Caremark stock are exchanged. You must complete the GOLD letter of transmittal even if you do not want to participate in the tender offer.

To Participate in the Tender Offer

•	Holders of shares are entitled (but not required) to participate in the tender offer.

•	In order to tender the shares of CVS/Caremark stock you receive in the merger, you must also fill out the GREEN letter of transmittal and return it in the enclosed envelope.

•

You cannot participate in the Offer (with respect to Caremark shares exchangeable in the merger) unless you have also completed the GOLD letter of transmittal. In order to facilitate the processing of both letters of transmittal, we recommend you return both the GOLD and the GREEN letters of transmittal at the same time if you wish to tender any of your CVS/Caremark stock in the tender offer.

•	Please read the instructions on the GREEN letter of transmittal to ensure that your shares of CVS/Caremark stock are properly tendered.

•

As described in this Offer to Purchase, if you tender in the tender offer, the number of your shares accepted in the tender offer may be subject to pro-ration. Any of your shares of CVS/Caremark stock properly tendered in the Offer that are not accepted will be returned to you following the expiration of the tender offer.

Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the shares tendered therewith and such holder has not completed the box captioned “Special Delivery Instructions” or captioned “Special Payment Instructions” on the Letter of Transmittal or (b) such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Guaranteed Delivery. If a stockholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Date or such stockholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution; and

•	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the Expiration Date; and

•

the certificates for such shares (or a confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Employee Plans. Participants in the Savings and Retirement Plans who wish to have the trustee of the plan tender some or all shares held in the plan, must complete, execute and return to the trustee the tender election form included in the notice sent to participants. Participants in our Stock Purchase Plans who wish to have the agent for the plan tender some or all shares held in the plan, must complete, execute and return to the agent the separate tender election form included in the notice sent to participants. Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the Stock Option Plans and tender the shares received upon such exercise in accordance with the tender offer. If an option holder executes a broker-assisted cashless exercise of an option, the option holder will only be able to tender the net shares held after settlement of the exercise and any applicable withholding taxes. See “Proper Tender of Shares” above. Participants in the Savings and Retirement Plans and the Stock Purchase Plans may not use the Letter of Transmittal to direct the tender of shares held under those plans, but must use the appropriate separate election form sent to them. Participants in those plans are urged to read the separate election form and related materials carefully. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise or conversion and tendered in the tender offer are not purchased in the tender offer for any reason. Based upon information received from certain stockholders intending to participate in the tender offer, we expect that proration will be required in the tender offer. Therefore, it is likely that we will not purchase all of the shares on optionee tenders in the tender offer.

BuyDIRECT. Stockholders who are participants in our dividend reinvestment and direct purchase/sale plan, BuyDIRECT, who wish to tender some or all of the shares attributable to their accounts must indicate this on the Letter of Transmittal and follow the procedures outlined therein. See Instruction 12 of the Letter of Transmittal.

Direct Registration System. Stockholders who hold shares in uncertificated form through our Direct Registration System who wish to tender shares attributable to their DRS account must indicate this on the Letter of Transmittal and follow the procedures outlined therein. See Instruction 12 of the Letter of Transmittal.

Other Benefit Plans. Stockholders who are participants in employee benefit plans not affiliated with us that hold shares of CVS/Caremark common stock may tender some or all of such shares as provided herein generally, subject to the provisions of such plans. To the extent required under any such plan, we expect that participants will receive separate instructions from the administrators of those plans to be followed in connection with any tender.

U.S. Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the Internal Revenue Service (“IRS”), unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering stockholder, and in the case of certain entities, the direct or indirect owner of such entity, should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign stockholders) are not subject to these backup withholding and reporting requirements. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit a statement, signed under penalties of perjury, attesting to that stockholder’s exempt status. Such statement can be obtained from the Depositary. See Instruction 9 of the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

Gross proceeds payable pursuant to the tender offer to a foreign stockholder or his or her agent will be subject to withholding of U.S. federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that (A) is subject to primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax if such stockholder meets the “complete redemption”, “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and the Company withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed statement claiming such an exemption or reduction. Such statement can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly executed statement claiming such exemption. Such statement can be obtained from the Depositary. See Instruction 9 of the Letter of Transmittal. Foreign stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Tender Constitutes an Agreement. The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act, (2) the tender of shares complies with Rule 14e-4 and (3) the tendered shares are not currently subject to any contractual or other restriction.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the purchase price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of particular shares, and our interpretation of the terms of the tender offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares. If any tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Lost or Destroyed Certificates. Stockholders whose certificate or certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact The Bank of New York, as Transfer Agent for our shares, at (800) 507-9357 (toll free) or the address set forth on the back cover of this Offer to Purchase for instructions as to obtaining a replacement. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificate may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGERS OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGERS OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4. Withdrawal Rights.

Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 Midnight, New York City time, on May 22, 2007, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

For a withdrawal to be effective, a written, or facsimile transmission notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

must specify the name of the person who tendered the shares to be withdrawn and the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not validly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, which determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, and such determination will be binding on all stockholders. None of the Company, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Participants in the Savings and Retirement Plans who wish to have the trustee of the plan withdraw previously tendered shares held in the plan must follow the procedures set forth in the letter relating to their plan, sent to all participants in the Savings and Retirement Plans. Participants in the Stock Purchase Plans who wish to have the agent for the plan withdraw previously tendered shares held in the plan must follow the instructions found in the letter relating to their plan.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the tender offer, promptly following the Expiration Date, we will accept for payment and pay for, and thereby purchase, up to 150,000,000 shares properly tendered and not properly withdrawn before the Expiration Date.

For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five to seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense promptly after the Expiration Date or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. SEE SECTION 3.

6. Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an over-subscription of the tender offer, shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each stockholder to consult with his or her own financial or tax advisors.

After the Expiration Date, if more than 150,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares to be purchased to fall below 150,000,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7. Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after March 28, 2007, (or such earlier date as may be specified in the relevant condition) and before the Expiration Date any of the following events shall have occurred or are determined by us to have occurred, that, in our reasonable judgment and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

(1) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impair our ability to purchase up to 150,000,000 shares in the tender offer;

(2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares, or (iii) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries; or

(3) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United

States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. However, once the tender offer has expired, then all of the conditions to the tender offer, other than those requiring necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the tender offer. See Section 14. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

8. Price Range of Shares; Dividends.

The shares are listed and traded on the NYSE under the trading symbol “CVS”. The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on the NYSE, and dividends paid per share.

	CVS/Caremark Common Stock
	Market Price
	High	Low	Dividends
2004
First Quarter	$19.26	$16.98	$0.03313
Second Quarter	$21.50	$17.85	$0.03313
Third Quarter	$22.07	$19.31	$0.03313
Fourth Quarter	$23.67	$20.86	$0.03313

2005
First Quarter	$26.89	$22.02	$0.03625
Second Quarter	$29.68	$25.02	$0.03625
Third Quarter	$31.60	$27.67	$0.03625
Fourth Quarter	$29.30	$23.89	$0.03625

2006
First Quarter	$30.98	$26.06	$0.03875
Second Quarter	$31.89	$27.51	$0.03875
Third Quarter	$36.14	$29.85	$0.03875
Fourth Quarter	$32.26	$27.09	$0.03875

2007
January 1, 2007 to March 26, 2007	$34.93	$30.46	$0.04875

On March 7, 2007, the last full trading day before the announcement of the tender offer, the last reported sale price of the shares was $31.32 per share. On March 26, 2007, the last reported sale price of the shares was $34.62 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares.

Commencing in the second fiscal quarter of 2007, we expect to pay quarterly dividends to our stockholders at the increased annual dividend rate per share of CVS/Caremark common stock of $0.24. The record date for our next quarterly dividend is April 24, 2007, which is prior to the end of the offer period for this tender offer. As a consequence, stockholders who tender shares in the tender offer will receive this quarterly dividend.

9. Source and Amount of Funds.

Assuming we purchase 150,000,000 shares pursuant to the tender offer at the maximum price of $35.00 per share, we expect that the aggregate purchase price, including all related fees and expenses, will be approximately $5.25 billion. We expect to fund the purchase of shares tendered in the tender offer and the payment of related fees and expenses from borrowings under the credit facility described below and cash on hand.

On March 15, 2007, we entered into a 364-day non-amortizing bridge loan facility (the “Bridge Credit Facility”), which provides for loans of up to $5.75 billion to be made available in up to three drawings. The Bridge Credit Facility is mandatorily prepayable with the net cash proceeds of any issuances of equity securities or hybrid securities or long-term indebtedness by us or our subsidiaries, with certain exceptions. The terms of the Bridge Credit Facility are set forth in documents filed with the Commission and available as described in this Section 9.

The availability of loans under the Bridge Credit Facility is subject to customary conditions, including the absence of any defaults thereunder and the accuracy of our representations and warranties contained therein.

The Bridge Credit Facility includes representations and warranties, covenants and events of default, including requirements that we maintain the ratio of our Consolidated Indebtedness (as defined in the Bridge Credit Facility) to Total Capitalization (as so defined) at 0.6 to 1.0 and limitations on liens, subsidiary indebtedness, consolidations, mergers, sales of all or a substantial part of our consolidated assets, restrictions on dividend limitations by our subsidiaries and limitations on negative pledges.

Interest on loans under the Bridge Credit Facility will be payable at per annum rates equal, at our election, to (i) the Eurodollar Rate (as defined in the Bridge Credit Facility) plus a margin (ranging from 0.170% to 0.725%, depending on our senior unsecured debt ratings) or (ii) Alternate Base Rate (as defined in the Bridge Credit Facility).

In respect of the Bridge Credit Facility, we also will pay a facility fee at a per annum rate ranging from 0.03% to 0.15%, depending on our senior unsecured debt ratings.

Assuming we purchase 150,000,000 shares pursuant to the tender offer at the maximum price of $35.00 per share, we expect that we will borrow up to $5,250,000,000 under the Bridge Credit Facility at the closing of the tender offer and, as necessary, use cash on hand. We anticipate that the amounts borrowed under the Bridge Credit Facility will be repaid from the proceeds of the sale of securities. No decision has been made concerning this matter and decisions will be made based on the Company’s review from time to time of the advisability of selling particular securities as well as on interest rates and other economic conditions.

We do not have any alternative financing arrangement or alternative financing plans.

10. Certain Information Concerning Us.

General. CVS/Caremark Corporation is a leader in the retail drugstore industry in the United States with net revenues of $43.8 billion in 2006. As of December 30, 2006, we operated 6,202 retail and specialty pharmacy stores in 43 states and the District of Columbia, which are more pharmacy stores than any other retailer. We currently operate in 77 of the top 100 U.S. drugstore markets and hold the number one or number two market share in 58 of these markets. Overall, we hold the number one or number two market share position in 75% of the markets in which our retail pharmacies operate. During fiscal 2006, we filled approximately 513 million retail adjusted prescriptions, or approximately 16.0% of the U.S. retail pharmacy market.

Our principal executive office is One CVS Drive Woonsocket, Rhode Island 02895 and our telephone number is (401) 765-1500.

Recent Developments.

On March 22, 2007, we completed the merger of Caremark Rx, Inc. (“Caremark”) with and into Twain MergerSub L.L.C., our wholly owned subsidiary, pursuant to a definitive agreement and plan of merger that we entered into with Caremark on November 1, 2006 (the “Merger”). The agreement was structured as a merger of equals under which Caremark shareholders received 1.670 shares of common stock, par value $0.01 per share, of CVS/Caremark for each share of common stock of Caremark, par value $0.001 per share, issued and outstanding immediately prior to the effective time of the merger (plus cash in lieu of fractional shares). Holders of record of Caremark’s common stock as of close of business March 21, 2007, also received a special cash dividend in the amount of $7.50 per share, payment of which had been conditioned on completion of the merger.

Caremark is a leading pharmacy benefits manager in the United States. Caremark’s operations involve the design and administration of programs aimed at reducing the costs and improving the safety, effectiveness and convenience of prescription drug use. Caremark’s customers are primarily employers, insurance companies, unions, government employee groups, managed care organizations and other sponsors of health benefit plans and individuals throughout the United States. In addition, Caremark, through its SilverScript insurance subsidiary, is a national provider of drug benefits to eligible beneficiaries under the federal government’s Medicare Part D program.

Caremark operates a national retail pharmacy network with over 60,000 participating pharmacies (including CVS’ pharmacy stores), 7 mail service pharmacies, 21 specialty mail service pharmacies and the industry’s only repackaging plant regulated by the Food and Drug Administration. Through its Accordant® disease management offering, Caremark also provides disease management programs for 27 conditions. Twenty-one of these programs are accredited by the National Committee for Quality Assurance.

Additional Information About Us. We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the Commission’s customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission.

Incorporation by Reference: The rules of the Commission allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us.

SEC Filings	Period or Date Filed
CVS Corporation Registration Statement on form S-4/A	January 18, 2007
CVS Corporation Annual Report on Form 10-K	Year ended December 30, 2006
Caremark Rx, Inc. Annual Report on Form 10-K	Year ended December 31, 2006
CVS Corporation Current Report on Form 8-K	February 13, 2007
CVS Corporation Current Report on Form 8-K	February 26, 2007
CVS Corporation Current Report on Form 8-K	March 8, 2007
CVS/Caremark Corporation Current Report on Form 8-K	March 23, 2007

We incorporate by reference into this Offer to Purchase the documents listed above and any additional documents we may file with the Commission between the date of this Offer to Purchase and the Expiration Date.

You can obtain the documents described under “Additional Information” and any of the documents incorporated by reference in this document from us or from the Commission’s web site at the Commission’s website described above. You can obtain the documents described under “Additional Information” and documents incorporated by reference in this Offer to Purchase from us, without charge, by requesting them in writing or by telephone from us at Investor Relations, CVS/Caremark Corporation, One CVS Drive Woonsocket, Rhode Island 02895, (800) 201-0938. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of March 23, 2007, we had 1,541,260,791 issued and outstanding shares, after giving effect to the exchange of all Caremark shares outstanding at the time of the merger. The 150,000,000 shares we are offering to purchase pursuant to the tender offer represent approximately 9.7% of the shares outstanding as of March 23, 2007. As of March 23, 2007, our directors and executive officers as a group (22 persons) beneficially owned an aggregate of 28,391,050 shares of our common stock, representing approximately 1.82% of outstanding shares. Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders. The Company’s directors and executive officers will not tender any of their shares in the tender offer due to the fact that the offer period coincides with one of the Company’s “black-out” periods during which sales of the Company’s securities by insiders is prohibited.

The following table shows, as of March 23, 2007, the aggregate number and percentage of our securities that were beneficially owned by our directors and executive officers. Assuming we purchase 1,541,260,791 shares and that no director or executive officer tenders any shares pursuant to the tender offer, then after the tender offer, the directors and executive officers as a group will beneficially own approximately 2.0% of the outstanding shares. The business address of each of our directors and executive officers is One CVS Drive Woonsocket, Rhode Island 02895.

Name	Number of Shares of Common Stock Beneficially Owned (a)(b)		Percent of Class	Percent of Class After Tender Offer (Assuming We Purchase 150,000,000 Shares and No Director or Executive Officer Tenders)
Edwin M. Banks	197,054	(1)	*	*
Chris W. Bodine	871,689	(1)(2)(3)(4)(5)	*	*
C. David Brown II	285,945	(1)	*	*
E. Mac Crawford	10,321,138	(1)	*	*
David W. Dorman	0	(6)	*	*
V. Michael Ferdinandi	383,364	(1)(2)(3)(4)(5)	*	*
Kristen E. Gibney Williams	200,810	(1)	*	*
Roger L. Headrick	566,825	(1)(6)	*	*
Marian L. Heard	31,475	(1)(7)	*	*
William H. Joyce	48,390	(1)(7)	*	*
Howard A. McLure	1,663,972	(1)(2)(8)	*	*
Larry J. Merlo	1,677,420	(1)(2)(3)(4)(5)	*	*
Jean-Pierre Millon	137,089	(1)(9)	*	*
Terrence Murray	48,940	(1)(7)(10)	*	*
C.A. Lance Piccolo	368,725	(1)	*	*
Paula A. Price	12,081	(2)	*	*
David B. Rickard	1,337,699	(1)(2)(3)(4)(5)	*	*
Sheli Z. Rosenberg	89,872	(1)(7)	*	*
Thomas M. Ryan	8,123,765	(1)(2)(3)(4)(5)(11)	*	*
Douglas A. Sgarro	850,974	(1)(2)(3)(4)(5)	*	*
William R. Spalding	1,194,523	(1)	*	*
Richard J. Swift	4,000	(7)	*	*
All directors and executive officers as a group (22 persons)	28,415,850	(1)(2)(3)(4)(5) (6)(7)(8)(9)(10)(11)	1.82%	2.0%

*	Less than 1%.

(1)	Includes the following shares of common stock not currently owned, but subject to options which were outstanding on March 23, 2007, and were exercisable within 60 days thereafter: Mr. Banks, 161,170; Mr. Bodine, 557,863; Mr. Brown, 254,860; Mr. Crawford, 10,187,538; Mr. Ferdinandi, 298,895; Ms. Gibney Williams, 161,170; Mr. Headrick, 254,865; Ms. Heard, 30,000; Dr. Joyce, 30,000; Mr. McLure, 1,590,929; Mr. Merlo, 1,130,535; Mr. Millon, 95,829; Mr. Piccolo, 208,014; Mr. Rickard, 1,001,940; Ms. Rosenberg, 30,000; Mr. Ryan, 5,534,028; Mr. Sgarro, 664,195; Mr. Spalding, 1,171,156; and all directors and executive officers as a group, 23,342,987.
(2)	Includes the following shares of common stock granted under the Company’s 1997 Incentive Compensation Plan which remain subject to certain restrictions as to continued employment and transfer as provided in such plan: Mr. Bodine, 76,214; Mr. Ferdinandi, 27,930; Mr. McLure, 67,198; Mr. Merlo, 59,566; Ms. Price, 12,081; Mr. Rickard, 57,485; Mr. Ryan, 861,370; Mr. Sgarro, 55,317; Mr. Spalding, 23,185; and all executive officers as a group, 1,240,172.

(3)	Includes the following shares of common stock which were receivable upon the lapse of restrictions on restricted stock or the exercise of options, but the actual receipt of which was deferred pursuant to the Company’s Deferred Stock Compensation Plan: Mr. Bodine, 235,289; Mr. Ferdinandi, 52,590; Mr. Merlo, 366,126; Mr. Rickard, 72,593; Mr. Ryan, 1,251,094; Mr. Sgarro, 39,216; and all directors and executive officers as a group, 2,016,908.
(4)	Does not include shares of ESOP preference stock held as of March 23, 2007 by the ESOP. As of December 31, 2006, the last date on which an allocation was made, shares had been allocated as follows: Mr. Bodine, 1,313; Mr. Ferdinandi, 292; Mr. Merlo, 1,198; Mr. Rickard, 296; Mr. Ryan, 1,636; Mr. Sgarro, 387; and all executive officers as a group, 5,122.
(5)	Does not include the following hypothetical shares of common stock held in notional accounts in the Company’s unfunded Deferred Compensation Plan: Mr. Bodine, 5,985; Mr. Ferdinandi, 3,064; Mr. Merlo, 1,326; Mr. Rickard, 11,268; Mr. Ryan, 7,077; Mr. Sgarro, 5,512; and all executive officers as a group, 34,232.
(6)	Includes 2,087 shares held by Mr. Headrick’s spouse. Mr. Headrick disclaims beneficial ownership of these shares
(7)	Does not include the following shares of common stock constituting deferred non-employee director compensation: Mr. Dorman, 7,083; Ms. Heard, 40,262; Dr. Joyce, 59,391; Mr. Murray, 21,654; Ms. Rosenberg, 18,103; Mr. Swift, 558; and all non-employee directors as a group, 147,051.
(8)	Includes 2,505 shares held by Mr. McLure’s spouse. Mr. McLure disclaims beneficial ownership of these shares.
(9)	Includes 32,314 shares held in a family trust. Mr. Millon disclaims beneficial ownership of these shares.
(10)	Includes 2,148 shares held by a family-related limited liability company of which Mr. Murray holds a membership interest. Mr. Murray disclaims beneficial ownership of these shares.
(11)	Includes 24,800 shares held by a family foundation and 63,000 shares held in a Grantor Annuity Trust. Mr. Ryan disclaims beneficial ownership of these shares.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers and subsidiaries, neither we nor any of our affiliates, subsidiaries, associates, directors or executive officers have effected any transactions involving shares of our common stock during the 60 days prior to March 23, 2007, except 245 shares issued to Ms. Rosenberg in the form of stock compensation for her participation in Board of Directors and Committee meetings held in February and March.

On February 12, 2007, shares were awarded to the following executive officers, which shares were immediately deferred under our non-qualified stock deferral plan: Mr. Ryan, 51,902 shares; Messrs. Rickard, Merlo, and Bodine, 9,436 shares each; Messrs. Ferdinandi and Sgarro, 7,863 shares each. On March 22, 2007, Restricted Stock Units (RSUs) were awarded to the following executive officers in connection with their employment with the Company following the CVS-Caremark merger: Mr. McLure, 67,138 RSUs; and Mr. Spalding, 23,165 RSUs.

In addition, all directors and executive officers who owned shares of Caremark Rx, Inc. common stock as of the date of the merger received shares of CVS/Caremark Corporation common stock at a ratio of 1.67 to 1.

Stock-Based Plans. We maintain a variety of equity incentive plans under which options, restricted shares and stock unit awards can be granted to employees and directors of the Company and its subsidiaries. We also maintain non-qualified deferral plans under which deferrals may be notionally invested in Company shares.

BuyDIRECT. We maintain a dividend reinvestment and direct purchase/sale plan through the Bank of New York, BuyDIRECT, under which dividends are not paid directly to the participating stockholders but are applied to the purchase of our shares for the accounts of the participating stockholders.

Employee Stock Purchase Plans and Savings and Retirement Plans. We also maintain the Employee Stock Purchase Plans and Savings and Retirement Plans. The CVS Corporation 1999 Employee Stock Purchase Plan permits employees to elect to have amounts deducted from their payroll and put toward the purchase of shares at a discount of up to 15% of the lesser of the fair market value at the beginning of a six month offering period or the fair market value at the end of a six month offering period. An employee may elect to make a contribution in an amount not less than 1% nor more than 15% of such employee’s eligible compensation and the Plan covers part-time or full-time employees who have been employed by the Company or a Designated Subsidiary for at least six months. The CareStock Employee Stock Purchase Plan allowed eligible employees to purchase Caremark Rx, Inc. common stock at a 15% discount through payroll deductions. The stock purchase price was based on the closing New York Stock Exchange price on the end date of each pay period. All regular full-time, part-time, per diem, and temporary employees were immediately eligible to participate in the CareStock Employee Stock Purchase Plan. The contribution amount was a minimum of $5 each pay period. The Savings and Retirement Plans are a tax-qualified defined contribution plans covering certain of our employees who are at least 21 years of age. Under the 401(K) Plan and Employee Stock Ownership Plan of CVS Corporation and Affiliated Companies, fulltime employees are eligible after 90 days of full-time employment and part-time employees after completing a year of employment with 1,000 or more hours of service. Under the terms of the CareSave 401(k) Retirement Savings Plan, regular full-time, part-time, and per diem employees who meet certain eligibility requirements do not have to satisfy a waiting period and are immediately eligible to participate in the CareSave 401(k) Retirement Savings Plan.

Agreements, Arrangements or Understandings. Except as otherwise described in this Offer to Purchase or documents incorporated by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to conditions. See Section 7.

13. Certain U.S. Federal Income Tax Consequences.

The following is a discussion of the material U.S. federal income tax consequences relevant to the tender offer. This discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the U.S. federal income tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as capital assets (generally, property held for investment) and does not deal with all U.S. federal income tax consequences that may be relevant to holders in light of the particular circumstances or to holders subject to special U.S. federal income tax rules (such as dealers or brokers in securities or commodities, financial institutions or insurance companies, tax-exempt organizations, partnerships or other pass through entities or persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of options, the vesting of restricted shares or shares held by the trustee of the Savings and Retirement Plans). This discussion does not consider the effect of any alternative minimum taxes or any state, local or foreign tax laws or any U.S. tax considerations (e.g. estate or gift tax), other than U.S. federal income tax considerations, that may be applicable to holders of shares. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the tender offer.

As used herein, a “Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or a partnership created or organized in or under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that (A) is subject to primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Beneficial owners of shares who are not Holders should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

In the case of a Holder who is a former holder of Caremark common stock and who received shares in the Merger, it is possible that the IRS could assert that the receipt of cash by such Holder in the tender offer should be treated as consideration received in the Merger. If so treated, such Holder (i) would recognize gain (or dividend income, under the circumstances described below) in an amount equal to the lesser of (a) the amount of the cash received and (b) the excess, if any, of the sum of the amount of such cash and the fair market value of the CVS/Caremark common stock received in the Merger, over such holder’s tax basis in the Caremark common stock exchanged, and (ii) would not be entitled to recognize any loss in connection with this exchange. Former holders of Caremark common stock are advised to consult their tax advisors as to the specific tax consequences to them of tendering their shares. The discussion below assumes that cash received in the tender offer will not be treated as consideration received in the Merger.

Non-Participation in the Tender Offer. Holders of shares who do not participate in the tender offer will not incur any U.S. tax liability as a result of the consummation of the tender offer.

Exchange of Shares Pursuant to the Tender Offer. An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. A Holder who participates in the tender offer will, depending on such Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of shares for cash if the exchange (i) results in a “complete termination” of such Holder’s entire equity interest in us, (ii) results in a “substantially disproportionate” redemption with respect to such Holder or (iii) is “not essentially equivalent to a dividend” with respect to the Holder. In applying the Section 302 tests, a Holder must take into account both our stock owned directly by the Holder and our stock that such Holder constructively owns under the attribution rules of Section 318 of the Code, pursuant to which the Holder will be treated as owning our stock owned by certain family members (except that in the case of a “complete termination” a Holder may, under certain circumstances, waive attribution from family members) and related entities and our stock that the Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a Holder if the percentage of the then outstanding shares actually and constructively owned by such Holder immediately after the exchange is less than 80% of the percentage of the shares actually and constructively owned by such Holder immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the Holder’s equity interest in us. An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who is not a member of our board of directors or senior management should be treated as “not essentially equivalent to a dividend”. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder’s tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date the exchange is treated as occurring for U.S. federal income tax purposes.

If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such Holder pursuant to the exchange will be treated as a dividend to the extent of the Holder’s allocable portion of our current and accumulated earnings and profits. Provided certain holding period and other requirements are satisfied, non-corporate Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends without reduction for the tax basis of the shares exchanged. Non-corporate Holders should consult their tax advisors regarding the tax treatment of any loss on the sale of shares with respect to which they have received an “extraordinary dividend.”

To the extent that cash received in exchange for shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations), and (ii) it will be subject to the “extraordinary dividend” provisions of the Code. Corporate Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

See Section 3 with respect to the application of U.S. federal income tax withholding and backup withholding.

14. Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRnewswire or another comparable service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer and, if an increase in the number of shares being sought exceeds 2% of our outstanding shares and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15. Fees and Expenses.

We have retained Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated to act as the Dealer Managers in connection with the tender offer and to provide financial advisory services in connection with the tender offer. The Dealer Managers will each receive customary fees for their services. We have also agreed to reimburse the Dealer Managers for reasonable out-of-pocket expenses incurred by them in connection with the tender offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Managers against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws. Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated have rendered various investment banking and other services to us in the past and may continue to render such services, for which they have received and may continue to receive customary compensation from us. In the ordinary course of their trading and brokerage activities, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated and their affiliates may hold positions, for their own accounts or for those of their customers, in our securities. The dealer managers will serve as the advisors and are serving as joint lead arrangers and joint book runners under our bridge loan facility and Lehman Brothers Inc. is serving as the sole administrative agent under our Bridge Credit Facility. In addition, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated acted as financial advisors in connection with the Merger and received customary fees for their services.

We have retained Morrow & Co., Inc. to act as Information Agent and The Bank of New York to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the

Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of us, the Dealer Managers, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 7 in the Letter of Transmittal.

16. Miscellaneous.

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGERS.

March 28, 2007.

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

THE BANK OF NEW YORK

By Registered, Certified Mail or First Class Mail:	By Overnight Courier:	By Hand:
The Bank of New York	The Bank of New York	The Bank of New York
Reorganization Services	Reorganization Services	Reorganization Services
P.O. Box 859208	161 Bay State Drive	101 Barclay Street, 1-E
Braintree, MA 02185-9208	Braintree, MA 02184	Receive and Deliver Window
New York, NY 10286

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Information Agent for the Tender Offer is:

Morrow & Co., Inc.

470 West Avenue

Stamford, CT 06902

Banks and Brokerage Firms Please Call: (203) 658-9400

All Others Call Toll Free: (800) 245-1502

The Dealer Managers for the Tender Offer are:

Lehman Brothers Inc.	Morgan Stanley
745 Seventh Avenue	1585 Broadway
2nd Floor	New York, New York 10036
New York, New York 10019	Toll-free: (866) 818-4954
Toll-free: (888) 610-5877
Attention: Corporate Services Desk